                                                                     EXHIBIT 2.3

                                                               EXECUTION VERSION

                                    May   , 2004

        SHANGHAI WAIGAOQIAO FREE TRADE ZONE XIN DEVELOPMENT CO., LTD.

                                       and

                   AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD.

                      SALES CONTRACT OF COMMODITY PREMISES

Content
ARTICLE 1    DEFINITIONS AND INTERPRETATION.................................   1

ARTICLE 2    SUBJECT TO BE SOLD AND PURCHASED...............................   4

ARTICLE 3    PREMISES PRICE MAINTENANCE FEE AND PAYMENT METHODS ............   4

ARTICLE 4    TAX AND FEES...................................................   5

ARTICLE 5    QUALITY CRITERIA, COMPLETION INSPECTION AND DELIVERY...........   6

ARTICLE 6    TRANSFER OF RISK ..............................................   7

ARTICLE 7    WARRANTY AND ENVIRONMENTAL POLLUTION ..........................   8

ARTICLE 8    TITLE, PURPOSE OF USE AND INDUSTRIAL POLICY....................   8

ARTICLE 9    REPRESENTATIONS AND WARRANTIES ................................  11

ARTICLE 10   TERM AND TERMINATION OF CONTRACT...............................  12

ARTICLE 11   LIABILITY .....................................................  14

ARTICLE 12   MISCELLANEOUS..................................................  15

Annex 1      Floor plan, Construction Structure and Facilities and
             Permanent Infrastructure of the Premises

Annex 2      Initial Title to the Premises

Annex 3      Materials to be Provided by XIN

Annex 4      Delivery and Acceptance Certificate

Annex 5      Reimbursements

Annex 6      Contracts

Annex 7      Incomplete Project

Annex 8      Planning Indexes and Land Use Conditions

Annex 9      Standby Letter of Credit

Annex 10     Waiver of the Right of First Refusal

Annex 11     Redlined Map

                      SALES CONTRACT OF COMMODITY PREMISES

THIS CONTRACT is made on May         ,2004

BETWEEN

SHANGHAI WAIGAOQIAO FREE TRADE ZONE XIN DEVELOPMENT CO., LTD. a limited liability company duly formed and existing under the Laws and Regulations, with its legal address at 2005 Yang Gao Bei Road, Pudong, Shanghai, P.R. China; (hereinafter referred to as "XIN")

AND

AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD. a wholly foreign-owned enterprise duly formed and existing under the Laws and Regulations, with its legal address at Building No. 2, 52 Fasai Road, Waigaoqiao Free Trade Zone, Shanghai, P.R. China; (hereinafter referred to as "AMKOR" )

(XIN and AMKOR individually as 'A PARTY' and collectively as 'THE PARTIES').

WHEREAS, AMKOR wishes to purchase from XIN the Premises as defined in this Contract;

WHEREAS, XIN is willing to sell to AMKOR the Premises as defined in this Contract;

WHEREAS, INPAC agrees to waive its right of first refusal under the lease contract and amendments thereof entered into between INPAC and XIN (hereinafter referred to as "LEASE CONTRACT").

NOW THEREFORE, the Parties hereto agree as follows through friendly consultation;

                    ARTICLE 1 DEFINITIONS AND INTERPRETATION

1.01 DEFINITIONS

Wherever used in this Contract, and unless the context otherwise requires, the terms defined in this Contract have the respective meanings herein set forth.

"AMKOR TITLE" means the real estate ownership certificate to be issued by the Shanghai Real Estate Registry to AMKOR certify AMKOR's title to the Premises, including the granted land use rights for value and for a fixed term of Fifty
(50) years for the Site, commencing from the date of issuance of the Initial Title.

"AMKOR TITLE DEADLINE" means the date of December 1, 2004.

"ASSIGNED CONTRACTS" means these contracts listed in ANNEX 6 this Contract, which may be assigned based on the consultations between the relevant parties.

"BECHTEL" means China, Inc.

"BUSINESS DAY" means a day except Saturdays, Sundays and public holidays, on which banks are open for business in China.

"DELIVERY AND ACCEPTANCE CERTIFICATE" means the Certificate listed as Annex 4, which shall be executed by the Parties here to pursuant to Article 5.04 of this Contract.

"DELIVERY AND ACCEPTANCE DATE" means the latest date of the day when the Parties execute the Delivery and Acceptance Certificate according to Article 5.04 hereof, the Delivery and Acceptance Period (as defined in Article 5.04) expires of the date of issuance of the Initial Title according to Article 5.04(o).

"ENCUMBRANCE" means mortgage, lien or any other arrangement with the nature of security under the Laws and Regulations, and any administrative actions on or in relation to the Premises.

"ENVIRONMENTAL POLLUTION" means any environmental contamination which is recognized by the final adjudication of the competent environmental authorities of Shanghai or the People's Courts in accordance with the provisions of Laws and Regulations pertaining to environment.

"IBM EQUIPMENT AND FACILITIES" means the equipment and facilities that have been or will be put in place by INPAC inside the Premises.

"INCOMPLETE PROJECT" means the projects listed in Annex 7 of this Contract.

"INITIAL TITLE" means the real estate ownership certificate to be issued by the Shanghai Real Estate Registry to XIN certifying XIN's title to the Premises, including the granted land use rights for value and for a fixed term of Fifty(50) years for the Site commencing from the date of issuance of such real estate ownership certificate, a copy of which shall be attached as Annex 2 of this Contract.

"INPAC" means IBM Interconnect Packaging Solutions (Shanghai) Co., Ltd.

"INSPECTION AUTHORITIES" means specialized departments in charge of inspection of the completion of the Premises, including but not limited to construction quality, planning, fire protection, environment and sanitation departments, pursuant to the provisions of applicable Laws and Regulations.

"LAWS AND REGULATIONS" means laws, rules, regulations and judicial interpretations of the People's Republic of China.

"LAND USE CONDITIONS" means the land use conditions, set out in Annex 8, with respect to the use of the Site as approved by the Shanghai planning authority and the land authority.

"LETTER OF CREDIT" means the irrevocable standby letter of credit to be issued by XIN's Bank in accordance with Article 3.03, and substantially in the same form as attached hereto in Annex 9 incorporating the terms set out therein.

"MAIN INSPECTION CERTIFICATE" means the official and valid certificate to be issued by Inspection Authorities to XIN certifying the completion of all the inspection of the Premises as required under the Laws and Regulations Pursuant to the Provisions of Articles 5.01 and 5.03.

"MAINTENANCE FEE" means the fees needed to maintain the Permanent Infrastructure as well as the relevant fees resulting from the placement of labor force.

"MATERIALS TO BE PROVIDED BY XIN" means the materials listed in Annex 3 of this Contract, which XIN shall provide according to Laws and Regulations for the purpose of applying for and obtaining AMKOR Title.

"PERMANENT INFRASTRUCTURE" means all public utilities and infrastructure relating to the Site, the capacity and specification of which are set forth in Annex 1 hereto, constructed and surrounding the redlined boundary of the Site. XIN will be responsible for maintaining such public utilities and infrastructure for Fifty (50) years, commencing from the date of issuance of the Initial Title.

"PLANNING INDEXES" means the specifications listed in Annex 8 of this Contract, as approved by the Shanghai planning authority for the Premises.

"PREMISES" means the industrial factory building as depicted in Annex 1 of this Contract, as well as land-use rights for value and for a fixed term for the Site at which the factory building is located. The term of the land-use rights for the Site is Fifty(50) years, commencing from the date of issuance of the initial Title.

"PRE-TITLE TRANSFER CLOSING LETTERS" means the letters to be issued by XIN and AMKOR in form and substance as described in Annex 3.

"REIMBURSEMENTS" means the reimbursements set out in Annex 5.

"SHANGHAI REAL ESTATE REGISTRY" means the competent authority in charge of registration and issuance of real estate title.

"SITE" means the land (Lot No. GSM1-1) with an area of approximately One Hundred Seventy One Thousand Three Hundred Forty Seven (171,347) square meters known by the street address of No. 11 Ying Lun Road, Walgaoqiao Free Trade Zone. Shanghai, as more particularly delineated by the redlined map to be attached to this Contract.

"XIN'S BANK" means the Bank of China, (Shanghai Branch), unless expressly designated by XIN in writing to AMKOR.

"XIN TITLE DEADLINE" means the date of October 15, 2004, provided that the completion and main Inspection of the Premises take on or before June 15, 2004.

1.02  INTERPRETATION

In this Contract, unless the context otherwise requires;

(a) headings are for convenience only and do not affect the interpretation of this Contract:

(b)   words importing the singular include the plural and vice versa;

(c) a reference to a person includes any company, partnership, trust, joint venture association, corporation or other body corporate and any governmental authority or agency;

(d) a reference to a Section, Article, Annex or Party in a reference to that Section or Article of, or that Annex or party to this Contract;

(e) a reference to a document includes an amendment or supplement to, or restatement, replacement or novation of, that document but disregarding any amendment, supplement, restatement, replacement or novation made in breach of this Contract.

(f)   "day" refer to a calendar day, and

(g) a reference to a party to any document includes that party's successors and permitted assigns.

                   ARTICLE 2 SUBJECT TO BE SOLD AND PURCHASED

2.01 SALE AND PURCHASE

Subject to the terms and conditions of this Contract. XIN agrees to sell to AMKOR and AMKOR agrees to purchase from XIN the Premises.

         ARTICLE 3 PREMISES PRICE, MAINTENANCE FEE AND PAYMENT METHODS

3.01 PREMISES PRICE AND MAINTENANCE FEE

The total amount of the price for the purchase of the Premises payable by AMKOR to XIN is US$ Seventy Two Million Fifty Seven Thousand Seven Hundred Eighty Eight Point Forty One (US$ 72,057,788.41) ("PREMISES PRICE").

The total amount of the Maintenance Fee payable by AMKOR to XIN is US$ Three Million Nine Hundred Ninety Thousand Eight Hundred Eighty Eight (US$ 3,990,888), Such amount being the maintenance of the Permanent Infrastructure for Six( 6) years, commencing from the Delivery and Acceptance Date, however, XIN shall not charge AMKOR for any further fees for the maintenance of the Permanent Infrastructure for the remaining years of the land-use rights of the Site.

For the avoidance of doubt, unless otherwise provided for herein, the Premises Price And Maintenance Fee shall not include any further payment obligations by AMKOR for (1) any other liabilities of XIN or (2) any other liabilities to third parties including the Assigned Contracts or the Reimbursements.

3.02 PAYMENT OF PREMISES PRICE AND MAINTENANCE FEE

AMKOR shall, on a lump sum basis, effect to XIN via wire transfer the total amount of Premises Price and Maintenance Fee to a XIN bank account to be provided, in accordance with Article 3.03 and Article 8.01 of this Contract. AMKOR's payment of the Premises Price and The Maintenance Fee shall be deemed to have been received by XIN, when XIN's Bank acknowledges receipt of the Premises Price and Maintenance Fee, or payment of the Premises Price and the Maintenance Fee shall be deemed to have been effected by AMKOR if (1) AMKOR can show documentation that AMKOR's designated bank has already effected the transfer of the Premises Price and Maintenance Fee to the bank account designated by XIN in accordance with this Contract and without any mistake or fault; and (2) XIN's Bank has acknowledged its receipt of the Premise Price and Maintenance Fee.

3.03 LETTER OF CREDIT

Within Five (5) Business Days after the issuance of the Initial Title. XIN shall cause XIN'S Bank to issue to AMKOR the Letter of credit, substantially in the same form attached hereto as Annex 9 incorporating the terms set out therein, XIN shall provide AMKOR with an original of the Letter of credit and a copy of the receipt issued by XIN's Bank confirming the amount and payment of the fees and financing costs for the issuance of the Letter of credit (collectively the "ISSUANCE FEE"). AMKOR shall review the Letter of credit and the payment receipt and if there is no manifest error in any of the foregoing documents, AMKOR shall within Three (3) Business Days initiate a wire transfer to reimburse XIN for the issuance Fee subject to the lower amount of One Hundred Twenty Thousand US Dollars (Us$120,000) or the actual amount of the Issuance Fee. The Letter of Credit will become effective once XIN's Bank formally confirms its receipt of AMKOR's telegraphic transfer of the Premise Price and the Maintenance Fee (the "L/C DATE") and shall be valid for a term of Seventy-Seven (77) days commencing from the L/C Date.

AMKOR agrees that the Letter of Credit shall not be used by it for any financing purposes, which shall be reflected in the Letter of Credit.

3.04 PRECONDITIONS TO WITHDRAW MONIES FROM THE LETTER OF CREDIT

From the Seventieth (70th) days after the L/C Date to the end of business on the seventy seventh (77th) day of the L/C Date, both parties hereto agree AMKOR shall be entitled to drawdown the Premises Price and the Maintenance Fee from the Letter of Credit, provided that (1) if XIN's Bank has not received an authentic, notarized letter from XIN confirming that AMKOR Title has been issued to AMKOR by the seventieth (70th) day of the L/C Date, an (2) AMKOR issues a letter to XIN,s Bank confirming that it has not been issued with the AMKOR Title by the seventieth (70th) day of the L/C Date.

3.05 NO SET-OFF

Unless specified in this Contract, all payments payable under this Contract shall be made in full without set-off or counterclaim or any restriction or conditions and free and clear of all Encumbrances. If any deduction or withholding is required to be made from any payment, the party requiring to make any such payment shall, in addition to the original payment, pay to the Party entitled to receive any such payment such additional amount necessary to ensure that the receiving Party receives the full amount due.

                              ARTICLE 4 TAX AND FEES

4.01 TAX AND FEES

Each Party shall bear and pay its own tax and fee respectively, in accordance with the then applicable Laws and Regulations in connection with or arising from the transfer of the ownership of the Premises.

For the avoidance of doubt, AMKOR shall bear and pay the following amounts for obtaining the AMKOR Title, unless otherwise required by the relevant authority in accordance with the then applicable Large and Regulations;

(a) fee of RMB300 (in words: RMB Three Hundred only) for the issuance of the

      AMKOR Title Certificate;

(b)   deed tax at 3% of the Premises Price;

(c)   stamp duty at 0.05% of the Premises Price; and

(d)   other tax and fee if so required by then applicable Laws and Regulations.

4.02 OTHER FEES

The following fees and expenses shall be borne equally by XIN and AMKOR:

(a) The notarization fee for the execution of this Contract payable to the Shanghai Notary Office; and

(b)   The fee payable to the Shanghai Notary Office pursuant to Article 8.01(4).

         ARTICLE 5 QUALITY CRITERIA, COMPLETION INSPECTION AND DELIVERY

5.01 CRITERIA OF QUALITY AND INSPECTION

The basic criteria of completion inspection of the Premises shall be solely based on the applicable Laws and Regulations and the implementation rules set by the Inspection Authorities.

5.02 JOINT EXAMINATION AFTER COMPLETION BUT BEFORE COMPLETION INSPECTION

(a) After the formal completion of the Premises construction but before completion inspection, XIN shall give written notice to AMKOR, inviting AMKOR to conduct a joint examination of the Premises. AMKOR shall, within three(3) Business Days of receipt of XIN's written notification (hereinafter referred to as "JOINT EXAMINATION PERIOD') conduct such joint examination together with XIN and INPAC. The joint examination shall be carried out in accordance with the criteria of quality and inspection set forth in Article 5.01.

(b) During the joint examination, quality defects found shall be placed on record in writing, which shall be signed and confirmed by all the parties participating in the joint examination. XIN shall cause INPAC to instruct BECHTEL to take all necessary remedies to remove or eliminate such defects as quickly as possible. XIN shall provide necessary assistance in the removal or elimination of such detects.

(c) After the joint examination or upon expiry of the Joint Examination Period (if AMKOR does not conduct a joint examination with XIN pursuant to the provisions of this Article). XIN shall without any delay apply to each of the Inspection Authorities for completion inspection as required under the Laws and Regulations.

5.03 COMPLETION INSPECTION

(a) During the completion inspection quality defects identified by any of the Inspection Authorities shall be recorded in writing. XIN shall cause INPAC to instruct BECHTEL to take all necessary remedies to remove or eliminate such defects in accordance with the time line set by the Inspection Authorities; if there is no time line set by the Inspection Authorities. XIN shall cause INPAC to instruct BECHTEL to or take corrective measures to rectify the defects as soon as possible.

(b) Notwithstanding the provisions of subparagraph (a) of this Article, the Premises shall be deemed as having been in compliance with the quality criteria set by Article 5.01 above, if the Premises has passed the completion inspection by each of the Inspection Authorities and the Main Inspection Certificate has been granted to XIN.

(c) If some of the Inspection Authorities do not require part of the Incomplete Project to go through the completion inspection at the time of the completion inspection of the Premises, provided the non-performance of the completion inspection of such part of the incomplete Project does not prejudice XIN's right to apply for and obtain the Initial Title, the completion inspection by each of the Inspection Authorities shall still be deemed to have passed when the Main Inspection Certificate has been granted to XIN. However, XIN shall be responsible to assist AMKOR in going through such inspection when the inspection Authorities so require.

5.04 DELIVERY

(a) After the Inspection Authorities grant the Main Inspection Certificate to XIN, XIN shall, without delay inform AMKOR in writing to proceed with the procedures of the delivery of the Premises, provided that, if AMKOR notifies XIN that it does not wish to take up and use the Premises, the delivery may be delayed by AMKOR to as late as the date of initial title and in such case the date of issuance of the initial Title shall be deemed to be the Delivery and Acceptance Date.

(b) Subject to Article 5.04(a), AMKOR shall within Three (3) Business Days (hereinafter referred to as "DELIVERY AND ACCEPTANCE PERIOD") of receipt of XIN's written notification (hereinafter referred to as "DELIVERY NOTIFICATION"), conduct a pre-acceptance check and execute the Delivery and Acceptance Certificate.

(c) Subject to Article 5.04(a), if AMKOR fails to respond upon receipt of the Delivery Notification, of fails to execute the Delivery and Acceptance Certificate before the expiry of the Delivery and Acceptance Period, then the Premises shall be deemed to have been delivered to AMKOR on the expiry date of the Delivery and Acceptance Period.

(d) Assuming that the completion inspection pursuant to this Article 5.04 can be completed on or before June 15, 2004, XIN will use its best efforts to obtain Initial Title by the XIN Title Deadline.

(e) On the Delivery and Acceptance Date, XIN will deliver to AMKOR or provide AMKOR with control and access to all documentation (in hard or soft format) in XIN's possession or under XIN's control related to the construction of the Premises, including but not limited to permits, approvals, survey reports, design drawings, construction plans and other relevant documents, except for those that XIN is required to retain, pursuant to the applicable Laws and Regulations (if any) and in such case, XIN shall provide AMKOR with access to and copies of such documents.

                           ARTICLE 6 TRANSFER OF RISK

6.01 TRANSFER OF RISK

Risks of loss of or damage to the Premises shall be transferred from XIN to AMKOR commencing from Initial Title.

                 ARTICLE 7 WARRANTY AND ENVIRONMENTAL POLLUTION

7.01 WARRANTY

AMKOR and XIN acknowledge that the Premises is designed, built and managed by INPAC notwithstanding that XIN legally owns the Premises. In consideration of that AMKOR hereby agrees that it shall irrevocably waive any and all rights claims or actions against XIN in respect of quality warranty of the Premises; that it shall settle directly with INPAC for any and all quality defects found on the Premises and XIN shall not be held liable for any and all quality defects found on the Premises.

7.02 ENVIRONMENTAL POLLUTION

(1) If Environmental Pollution is found in existence after the Delivery and Acceptance Date and such pollution is proved by the relevant final adjudicative body as having existed before the date that XIN delivered to INPAC the Site on which the Premises is located (the "LAND DELIVERY DATE"), AMKOR shall, without any delay inform XIN in writing and XIN shall within Twenty(20) Business Days ("NOTICE PERIOD") work closely with AMKOR to take corrective measures by itself or through a third party designated by XIN to eliminate such environmental pollution with minimum disturbance to AMKOR's operations on the Premises. If XIN fails to take corrective measures within the Notice Period then AMKOR may undertake its own corrective measures on a reasonable cost basis. XIN shall reimburse AMKOR's costs incurred with the presentation of the official documents evidencing the occurrence of such costs.

(2) AMKOR has the duty to assist XIN or its designated third party ,but shall not assume any liability in eliminating such Environmental Pollution and shall upon reasonable request to the extent it is reasonable and within AMKOR's ability, allocate personnel and facilities at XIN's or its designated third party's disposal.

(3) For the avoidance of doubt the Parties hereto hereby acknowledge and confirm that XIN shall not be held liable for Environmental Pollution not caused by XIN after the Land Delivery Date.

(4) The remedies provided for in this Article are the exclusive remedies available to AMKOR for Environmental Pollution.

(5) At the Delivery and Acceptance Date, XIN will give an environmental evaluation baseline report to AMKOR which shall be conducted by an independent and qualified professional Institute under the joint entrustment of XIN and INPAC.

             ARTICLE 8 TITLE, PURPOSE OF USE AND INDUSTRIAL POLICY

8.01 DEALING WITH INITIAL TITLE AND AMKOR TITLE

(1) Promptly after the completion inspection is completed, XIN shall take all steps and prepare all documents needed to apply to the Shanghai Real Estate Registry for the issuance of the Initial Title.If so requested, XIN will inform AMKOR of the status of applying for the Initial Title.

(2) Within Five (5) Business Days after XIN has obtained the Initial Title, XIN shall deliver to AMKOR:

      (a) All of the Materials to be Provided by XIN as specified in Annex 3 attached hereto;

      (b)   The Pre-Title Transfer Closing Letter without qualification; and

      (c)   Letter of Credit in accordance with Article 3.03.

            AMKOR shall at the same time, provide XIN with its Pre-Title Transfer Closing Letter without qualification.

(3) After XIN has delivered all the documents referred to in Article 8.01(2), AMKOR shall review such documents and inform XIN in writing of any manifest error or discrepancy, AMKOR may at this stage elect to delay submission and provide notice of delay to XIN, and in case such delay extends for more than Twenty(20) days(the "STANDSTILL PERIOD"), XIN shall be entitled to require AMKOR to pay the Payment Penalty as described in
      Article 10.01(3).

(4) Unless there is a delay as per provided directly in Article 8.01(3) above, within Three(3) Business Days after AMKOR has received all the documents referred to in Article 8.01(2) (a) (the "SUBMISSION PERIOD") both Parties shall submit all such documents to the Shanghai Notary Public Office for confirmation that all such documents shall be sufficient under the Laws and Regulations for XIN to transfer its ownership in the Premises. Upon expiry of the Submission Period, XIN may unilaterally submit all the documents to the Shanghai Notary Public Office and request it to issue its confirmation, if AMKOR fails to conduct the joint submission as mentioned above.

(5) After the Shanghai Notary Public Office issues its confirmation that all the documents referred to in Article 8.01(2)(a) shall be sufficient as required under the Laws and Regulations for XIN to transfer to AMKOR its ownership in the Premises, XIN shall provide an original of such confirmation to AMKOR. Upon provision by XIN of such confirmation, XIN shall be regarded or deemed as having delivered Materials to Be Provided by XIN to AMKOR.

(6) Within one (1) Business Day after AMKOR received from XIN an original confirmation issued by the Shanghai Notary Public Office pursuant to
      Article 8.01(5), AMKOR shall pay the Premises Price and the Maintenance Fee in accordance with the provisions in Article 3.

      Within One (1) Business Day after the L/C Date, but no later than Fourteen
      (14) days after the L/C Date, AMKOR shall duly complete its documents and deliver them to XIN for submission to the Shanghai Real Estate Registry to effect the transfer of the ownership of the Premises to AMKOR. In connection with the application, the Parties shall jointly execute all documents (e.g. entrustment letter with a valid duration of Sixty (60) days as requested by the Shanghai Real Estate Registry for the transfer of title aforesaid, including, without limitation, the following documents:

      (i) A standard form Sale and Purchase of Commodity Property Contract published by the Shanghai Real Estate Administration Bureau incorporating a supplemental provision that this Contract shall be supplemental to any form part of the standard form contract and that the provisions herein shall prevail in any event; and

      (ii) The Application Form for the Transfer, Change of Ownership and Registration of Real Estate for the transfer of the ownership of the Premises from XIN to AMKOR.

(7)   Upon AMKOR's finalization of the above documents as provided for in
      Article 8.01(6), XIN shall assume responsibility for submitting the documentation to the Shanghai Real Estate Registry and upon XIN's receipt of the Premises Price and the Maintenance Fee, XIN shall issue a valid official tax invoice confirming AMKOR's payment of the Premises Price and a valid official tax invoice confirming AMKOR's payment of the Maintenance Fee. A copy of the entire documentation application shall be given to AMKOR. In the event that AMKOR fails to deliver such documents to XIN, within Fourteen (14) days of the L/C Date and such failure is not the fault of XIN, XIN shall have the right to claim the Payment Penalty as described in Article 10.01(3).

(8) Within One (1) Business Day after AMKOR has delivered its finalized documents to XIN, under XIN's direction the Parties shall jointly attend to the Shanghai Real Estate Registry to submit an application for the transfer of the ownership of the Premises free and clear of Encumbrances from XIN to AMKOR. If AMKOR fails to jointly attend to the Shanghai Real Estate Registry, XIN may proceed with the submission of documentation on its own. The issuance date of AMKOR title by the Shanghai Real Estate Registry shall be regarded or deemed that AMKOR has obtained the AMKOR Title.

8.02 PURPOSE OF USE

In reliance on the Planning Indexes and Land Use Conditions, AMKOR shall use the Premises only for industrial use. Without the written consent of XIN and the written approval of the competent authorities. AMKOR shall not alter or change the structure and purpose of use of the Premises unless otherwise approved by the relevant government authority .For the avoidance of doubt, AMKOR shall have the right to carry out construction work on or to the Premises according to the approved design of the Premises.

8.03 INDUSTRIAL POLICY

AMKOR shall conduct its production and operation within the Premises in line with the industry planning and administration rule formulated by the competent authorities or its authorized development company from time to time unless otherwise approved by the relevant government authority.

8.04 PLANNING INDEXES

In reliance on the Planning Indexes and Land Use Conditions,AMKOR shall ensure that planning indexes listed in Annex B of this Contract will be complied with all the time unless otherwise approved by the relevant government authority.

8.05 TITLE DEFECTS

Without prejudice to any other provisions herein if at any time after the AMKOR Title there is any title defect to the Premises, XIN shall use best efforts, upon written notice by AMKOR, to assist AMKOR to cure such title defect. AMKOR will bear any and all expenses for the rectification of the title defect of the Premises aforesaid, save for any title detect the cause of which is attributable to XIN.

                    ARTICLE 9 REPRESENTATIONS AND WARRANTIES

9.01 XIN'S REPRESENTATIONS AND WARRANTIES

XIN hereby represents and warrants:

(a)   it was formed and is validly existing under the Laws and Regulations;

(b) it has been authorized and has the power to execute and perform this Contract;

(c) the execution and performance of this Contract by it does not violate the Laws and Regulations, any judgment by the court and award by the arbitration tribunal applicable to it; and does not violate its articles of association as well as any agreements and contracts to which it is a party;

(d) Materials to be Provided by XIN to be delivered by XIN will, in all material respects, meet the requirements of Shanghai Real Estate Registry, as well as those of the applicable Laws and Regulations;

(e) it will deliver and transfer the Premises to AMKOR in accordance with the provisions of this Contract;

(f) the Premises is free and clear of any and all Encumbrances at the time of the Initial Title;

(g) as of Delivery and Acceptance Date, the premises will comply with the Planning indexes and Land Use Conditions as referred to in Annex 8 of this Contract;

(h) as from the date XIN obtains the initial Title and before the date that AMKOR obtains the AMKOR Title, XIN possesses good and marketable title to the Premises and as from the date of issuance of the AMKOR Title, AMKOR will possess good and marketable title to the Premises;

(i) all permits, approval and licenses in connection with the sale and construction of the Premises, which were obtained or will be obtained by XIN in XIN's name, are true, valid, complete and legal in all material respects.

(j) the Premises is free and clear or any Environmental Pollution up to the Land Delivery Date; to the best knowledge of XIN, after the Land Delivery Date but before the Delivery and Acceptance Date, the Premises is free and clear of any Environmental Pollution.

(k) The description of the Premises as set forth in Annex 1 is true and correct in all material aspects as of the date of this Contract and the date of issuance of the AMKOR Title;

(l) To the best of its knowledge, the Premises is not subject to administrative investigation or order by the planning authority ,the construction authority or the land authority;

(m) To the best of its knowledge, (i) as of the time of the AMKOR Title, there is no litigation pending or on-going with respect to the Premises, and(ii) during the period of two years after the time of the AMKOR Title, there will be no litigation with respect to the Premises pending or on-going the causes of which are attributable to circumstances in existence or happening on or before the time of the AMKOR Title.

9.02 AMKOR'S REPRESENTATIONS AND WARRANTIES

AMKOR hereby represents and Warrants;

(a)   it was formed and is validly existing under the Laws and Regulations;

(b) it has been authorized and has the power to execute and perform this Contract;

(c) the execution and performance of this Contract by it does not violate the Laws and Regulations, any judgment by the court and award by the arbitration tribunal applicable to it; and does not violate its articles of association as well as any agreements and contracts to which it is a party; and

(d) it will have the financial resources to fulfill its financial obligations under this Contract.

                  ARTICLE 10 TERM AND TERMINATION OF CONTRACT

10.1 TERMINATION OF CONTRACT

(1) If a Party ("DEFAULTING PARTY") materially breaches the provisions of this Contract, and fails to take corrective measures Ninety (90) days after receipt of the written notice given by the other Party ('NON-DEFAULTING PARTY'), the Non-defaulting Party shall be entitled to terminate this Contract immediately.

(2) AMKOR may terminate this Contract unilaterally if the Shanghai Real Estate Registry fails to issue the AMKOR Title to AMKOR upon expiry of the AMKOR Title Date. XIN shall return to AMKOR Fifteen (15) Business Days upon receipt of AMKOR's written notification.

(3) In the event of (i) AMKOR failing to submit the documents at the expiration of the Standstill Period set forth in Article 8.01(3), or (ii) AMKOR failing to complete its Documentation and to deliver the same as set forth in Article 8.01(7) (and such failure is not the result of XIN's result) or(iii) within any termination of this Contract by XIN as a result of AMKOR failing to submit the documents at the expiration of the Standstill Period, or (iv) any termination by AMKOR, without cause, prior to AMKOR receiving AMKOR Title, XIN shall be entitled to (x) require AMKOR to immediately pay a default penalty of US$ Three Million((US$3,000,000) in cash.(y) retain any interest accrued from AMKOR's payment of the Premises Price and the Maintenance Fee; if any,and(z) reimburse XIN for the Issuance Fee,if not yet paid; or retain the issuance Fee if already paid for by AMKOR (collectively "PAYMENT PENALTY").

(4)   Termination by AMKOR

      (a) If at any time after the issuance of the AMKOR Title,if for fault solely attributable to XIN. AMKOR Title is revoked or invalidated. AMKOR may unilaterally terminate this Contract by carving XIN with written notice of termination. Within Fifteen (15) days after AMKOR's issuance of the notice of termination, XIN shall return to AMKOR (i) the amount of the Premises Price is full; and (ii) the Maintenance Fee after deduction of the Use Fee(as defined in subparagraph(c) of this Article 01.01(4). XIN shall also reimburse AMKOR's direct losses up to the General Limitation of Liability as defined in Article 11.01 below.

      (b) Pursuant to the termination of this Contract under subparagraph(a) of this Article 10.01(4). AMKOR shall be entitled, at its sole direction, to enter into an irrevocable lease with XIN("AMKOR LEASE SCENARIO 1") upon the following terms and conditions:

            (i) subject to the provisions of this Article, the quarterly rent shall be the same as is in the Lease Contract and the other terms of the AMKOR Lease Scenario 1 shall not be less favorable (with respect to both XIN and AMKOR) than the existing terms and conditions of the Lease Contract as of the date hereof;

            (ii) the terms of the AMKOR lease Scenario 1 shall be equal to the term of the Lease Contract that would have been remaining as from the date on which this Contract is terminated; and

            (iii) if the revocation of the AMKOR Title is due to any cause attributable to XIN, the rent under the AMKOR Lease Scenario 1 shall be payable quarterly in advance.

      (c) AMKOR herby agrees that under (a) or (b) of Article 10.01(4). It shall pay in XIN a use fee of the Premises calculated on a pro rata basis according to the number of days of use or control by AMKOR of the Premises commencing from the initial Title (the "USE FEE"), notwithstanding that the termination by AMKOR of this contract is due to XIN's fault. The Use Fee shall be computed as follows: the Use Fee shall be equal to the daily use fee(converted from the quarterly rental payable by INPAC to XIN under the Lease Contract) multiplied by the number of days of use or control by AMKOR of the Premises (commencing from the initial Title). AMKOR further agrees that XIN shall be entitled to deduct the Use Fee directly from the Premises Price and the Maintenance Fee payable by XIN to AMKOR pursuant to subparagraph (a) of this Article 10.01(4).

      (d) Notwithstanding subparagraphs (a),(b) and (c) of this Article 10.01(4). If at any time after the issuance of the AMKOR Title, AMKOR Title is revoked on invalidated for fault solely attributable to INPAC or jointly attributable to both XIN and INPAC, AMKOR may unilaterally terminate this Contract by serving XIN with a written notice of termination. In such case, the Parties, respective rights and remedies (with respect to each other) shall be as follows; if within Fifteen (15) days of AMKOR's issuance of the notice of termination, XIN fails to reinstate the Lease Contract with INPAC for any reason, AMKOR shall enter into an irrevocable lease with XIN (the "AMKOR LEASE SCENARIO 2"). The AMKOR Lease Scenario 2 shall be on such terms and conditions no less favorable (with respect to both XIN and AMKOR) than the existing terms and conditions of the Lease Contract as of the date hereof, except only that (aa) the term of such AMKOR LEASE SCENARIO 2 shall be for the then entire remaining terms of the Fifty(50), year granted land use rights for the site (the said remaining term shall commence from the date of such notice of termination); (bb) AMKOR shall be entitled to freely sublease any or all of the Premises under the AMKOR Lease Scenario 2; and (cc) XIN shall be entitled to retain the Premises Price and the Maintenance Fee previously paid by AMKOR in full which shall be the payment of all the rent under such AMKOR Lease Scenario 2, including Maintenance Fee, for the whole term of the AMKOR Lease Scenario
            2. For the avoidance of doubt, the rent paid under the AMKOR Lease Scenario 2 shall be characterized in the following manner; (xx) 20% of the total rent in the form of rental deposit; and(yy)80% of the total rent in the form of anticipated profit. If AMKOR terminates the AMKOR Lease Scenario 2 prematurely not due to XIN's fault XIN shall be entitled to confiscate all sums of rental deposit and anticipated profit and AMKOR shall irrevocable waive any and all rights to take back the rental deposit and anticipated profit from XIN, even if the court having jurisdiction adjudicates that AMKOR is entitled to claim back the rental deposit and/or anticipated profit.

(5) The term of this Contract shall commence upon its effective date in accordance with Article 12.19 and shall continue in full force and effect until the expiration of the Fifty (50) year term of the granted land use rights of the Site commencing from the date of issuance of the initial Title.

                              ARTICLE 11 LIABILITY

11.01 XIN'S LIMITATION OF LIABILITY OF XIN

(a) Any liability of XIN in respect of personnel injury or death shall be subject in and governed by the applicable Laws and Regulations.

(b) Except for the circumstances set forth by the compulsory provision of Laws and Regulations, in no event shall XIN's liability under this Contract exceed US$ One Million Five Hundred thousand or as otherwise stipulated in this Contract (US$ 1,500,000)(the "GENERAL LIMITATION OF LIABILITY")and such liability shall cease at the end of the minimum warranty period provided for in Laws and Regulation unless otherwise stipulated in this Contract.

(c) In no event shall XIN be liable for any indirect or consequential loss (including but not limited to loss of use, production, profit, interest, revenues, loss of information or data), with the exception of the circumstances set forth in Article 7.02 hereof.

(d) For the avoidance of doubt, the limitation of XIN's liability pursuant to subparagraphs (a), (b) and (c) of Article 11.01 shall not apply to XIN's responsibility under Article 12.04 of this Contract.

11.02 LIMITATION OF LIABILITY OF AMKOR

(a) With exception of this Article 11.02(b) below and except for the circumstances set forth by the compulsory provisions of the Laws and Regulation, the total liability of AMKOR for any end all losses and damages suffered by XIN arising out of any cause whatsoever (whether such cause is based on AMKOR's breach of any provisions, including the representation or warranties, herein or AMKOR's failure to perform any and all of its obligations hereunder, including its failure to complete the purchase of the Premises for any reason) shall in no event exceed Three Million.

      U.S. dollars (US$3,000,000) in case. In no event shall AMKOR be liable for incidental or consequential, damages including , but not limited to, loss of use, production, profit, Interest, revenues and loss information or data.

(b) Except for the circumstances set forth by the compulsory provisions of the Laws and Regulations:

      (i) after Initial Title but prior to AMKOR Title, in the event of any damage to the Premises (based on the state of the Premises as of the Delivery and Acceptance Date but excluding any and all damage to any improvements made to the Premises thereafter ), the causes of which are not attributable to XIN, up to the replacement cost of repairing such damage.

      (ii) After AMKOR Title, for any damage to the Premises (based on the state of the Premises as of the Delivery and Acceptance Date but excluding any and all damage to any improvements made to the Premises thereafter ), the causes of which are not attributable to XIN, up to the replacement cost of repairing such damage in the event that this Contract is terminated for any reason and the Premises and the title to the Premises are returned to XIN.

      (iii) Any Environmental Pollution caused by AMKOR under the Laws and Regulations.

                            ARTICLE 12 MISCELLANEOUS

12.01 INCOMPLETE PROJECT

XIN shall urge INPAC to continue to complete the Incomplete Project in accordance with the Lease Contract. During the construction of the Incomplete Project. XIN agrees to provide necessary assistance and shall urge INPAC be liable towards quality of time schedule for and environmental pollution arising from the Incomplete Project. AMKOR shall pay all lees and expenditures associated with the Incomplete Project directly to contractors or suppliers. For the avoidance of doubt, XIN shall not bear such fees and expenditures.

12.02 CONTRACTS RELATED TO THE PREMISES

The Parties acknowledge that there are Three (3) categories contracts related to the construction of the Premises and the transfer of title of AMKOR:(i)Assigned Contracts, (ii) Contracts with Outstanding Warranties and (iii) Excluded Contracts. A list of these contracts shall be set forth in Annex 6. For each category of contracts, XIN will use its best efforts to obtain an appropriate release and waiver. For the avoidance of doubt, unless otherwise agreed to by the Parties, the above contracts and outstanding payments and/or Reimbursements shall be excluded from the Premises Price and the maintenance Price.

(a) Assigned Contracts

XIN will use its best efforts to obtain consents needed to assign such contracts to AMKOR. XIN shall, based on the consultation with AMKOR, decide on the appropriate time for the Assigned Contracts to be assigned. AMKOR shall be responsible for the payment of all fees and costs related to such assignment whether by way of direct payment or reimbursement to XIN. In the event XIN is unable to secure assignment of such contracts, XIN will continue performing the obligations of those of the Assigned

Contracts and will actively exercise the rights of those of the Assigned Contracts. Upon presentation by BECHTEL directly (or XIN if not BECHTEL) to AMKOR of invoices related to those Assigned Contracts which are not successfully assigned. AMKOR shall make payment of such invoices with the vendors. In the event XIN pays or is required to pay such invoices, AMKOR shall reimburse XIN in full upon presentation of such invoices immediately. XIN will retain such contracts and make such contracts available to AMKOR: provided that AMKOR shall make payments under such contracts (or reimburse XIN if such payments cannot be made directly). In the event of termination of the Contract as described in
Article 10 for any reason. AMKOR shall re-assign the Assigned Contracts book to XIN, provided that i) XIN shall only assume the original liabilities or responsibilities of the Assigned Contracts; and ii) AMKOR undertakes to assume any new liabilities or responsibilities which AMKOR may have added or caused to be modified to the scope of the Assigned Contracts.

(b)   Excluded Contracts

All such contracts shall be terminated by XIN and shall be the responsibility of XIN including as per Article 12.04.

(c)   Contracts with Outstanding Warranty

For those contracts with outstanding warranty, XIN will use best efforts to procure the signing of an appropriate release and waiver such that the benefits of such warranties shall be assigned to AMKOR. The costs of such assignment, if any, shall be borne by AMKOR.

12.03 INSURANCE

XIN shall, at its own cost, take out insurance strictly in accordance with the Lease Contract up to the Delivery and Acceptance Date. After the Delivery and Acceptance Date, based on the joint decision of XIN and AMKOR XIN shall purchase the insurance, AMKOR shall be responsible for the payment of full insurance premiums and each of XIN and INPAC (to the extent and in the same amounts that INPAC enjoyed insurance coverage prior to the Delivery and Acceptance Date) shall be named beneficiaries under the policy. Upon Initial Title, AMKOR shall be the named beneficiary and shall responsible for the purchase(if possible, and if not, by XIN) and payment of insurance for the Premises.

12.04 LIABILITIES FOR CONSTRUCTION OF THE PREMISES, LAND GRANT PREMIUM AND NEW CONTRACTS

(a) XIN shall assume all liability and shall settle all claims, to which XIN is liable, incurred prior to the Delivery and Acceptance Date pertaining to the construction of the Premises, subject to a maximum liability of not exceeding Sixty-five Million United States Dollars (US$65,000,000).

(b) XIN shall be held liable to settle the Payment of the land grant premiums for the site.

(c) From the date hereof, XIN shall not create any Encumbrances, any security interest or any third party right or interest with respect to the Premises or enter into any contract, or agreement(oral or written), other than this Contract and the Lease Contact, for the granting or disposition of any right or interest in or to the Premises to any third party.

12.05 PARTY ACKNOWLEDGEMENTS

(1)   AMKOR acknowledges the following:

      (a) it is aware at the time of conclusion of this Contract that the Premises has not been completed in accordance with the approved design and construction plans pursuant to the Lease Contract;

      (b) it is aware at the time of conclusion of this Contract that there exists the Lease Contract between XIN and INPAC;

      (c) it is aware at the time of conclusion that IBM Equipment and Facilities have been already placed within placed within the Premises and XIN has no custody obligation over IBM Equipment and Facilities; and

      (d) it has been notified that certain construction facilities in the Premises were imported on a bonded basis and remain bonded.

(2)   XIN acknowledges the following;

      (a) Based on INPAC's written acknowledgment, XIN is not aware that the Premises has been in breach of the Planning Indexes in Annex B attached hereto, XIN shall not assume any liability in this regard.

12.06 NOTICES

Any notice, request or other communication to be given or made under this Contract shall be in writing. Any notice, request or other communication from one party (the 'SENDER') shall be effective upon receipt by the receiving party (the "RECEIVER"), or when deemed to be received by the Receiver (a) in the case of delivery by hand, by airmail or by established courier service, upon refusal to accept delivery when delivered to the Receiver during normal business hours, or (b) in the case of delivery by facsimile. on the day it is transmitted, provided that transmission is proved by the appearance of the Receiver's facsimile number on the facsimile transmission report of the Sender's facsimile machine.

FOR XIN:

Victor Lu

Shanghai waigaoqiao Free Trade Zone Xin Development Co., Ltd.
2005 Yang Gao Bei Road, Pudong, Shanghai 200131

FOR AMKOR:

Amkor  Technology, Inc.
1345 Enterprise Drive
West Chester, PA 19380
USA

Attention: General Counsel
Fax:(610)431-7189

with a copy to:
White & Case, Shanghai

220 Shanghai Bund No. 12 Building
12 Zhongshan Dong YI Road
Shanghai 200002, P.R.C.

Attention; Victor Ho
Fax:(86-21)6323-9252

12.07 GOVERNING LAW

The validity, interpretation and implementation of, and disputes in relation to this Contract shall be governed by the Laws and Regulations.

12.08 SETTLEMENT OF DISPUTES

(a) Any differences or disputes arising from this Contract regarding its performance shall be settled by an amicable effort on the part of the Parties to this Contract. An attempt to arrive at a settlement shall be deemed to have failed as soon as one of the Parties to this Contract so notifies the other Party.

(b) After the attempt to arrive at a settlement fails, any Party shall, for trial, submit the disputes to the competent People's Court with jurisdiction over the matter in dispute or where the Premises is located.

12.09 SEVERABILITY

Should an individual provision or clause of this Contract be held invalid or unenforceable, the remainder of this Contract shall remain in force, and the Parties shall use their best efforts to arrive at a new provision or clause which, in terms of its economic result, corresponds to the invalid provision.

12.10 LANGUAGES

This contract and its Annexes are written in both Chinese and English. The English and Chinese versions of this Contract are equally authentic, but in the event of any irreconcilable conflict or uncertainty of meaning, the Chinese one shall prevail.

12.11 WAIVER OF RIGHTS

Waiver by a Party of any particular default by Party shall not affect or impair the Party's right with respect to any subsequent default, nor shall any delay or omission of a Party in exercising any right arising from a default affect or impair that Party's rights resulting from the same or any future default.

12.12 ASSIGNMENT OF RIGHTS AND OBLIGATIONS

Any Party, without prior written consent of the other Party, shall not assign its rights and/or obligations under this Contract to third parties.

12.13 WRITTEN FORM

Alterations, modifications and amendments to this Contract shall only be valid if made in writing. This requirement of written form can only be waived in writing. Any declaration or notice by a Party shall be valid and binding only if confirmed in writing by that Party's authorized officers or representatives.

12.14 SOLE AGREEMENT

This Contract and its Annexes constitute the sole and entire agreement and understanding between the Parties concerning the subject matter hereof and supersede all prior agreements, understandings and draft contracts between the Parties.

12.15 CONFIDENTIALITY

Unless it is necessary for the performance of this Contract one Party shall keep the contents of this Contract as well as the Confidential Information received from the other Party confidential. In this Article, "Confidential Information" means those information and materials which the disclosing Party requires orally or in writing to keep confidential.

12.16 EXECUTION

This Contract shall be established upon: 1) being signed by the authorized representatives of both Parties; and 2) being affixed by their corporate seals. To the extent that the execution of this Contract may be notarized by the Shanghai Notary Office, the authorized representatives of the Parties shall jointly attend to the Shanghai Notary Public Office, for the notarization of this Contract. The notarization fee shall be borne equally by either or the Parties hereto.

12.17 EXECUTION COPIES

This Contract has been written in Chinese and English in Four(4) original each, all of which constitute one the same agreement. Each Party shall hold One (1) set of Chinese and English originals. The remaining shall be filed with the Shanghai Real Estate Registry and the Shanghai Notary Public Office, respectively.

12.18 REGISTRATION

XIN agrees that upon execution of this Contract, it will try its best to register this Contract with the Shanghai Real Estate Registry, so long as the applicable Laws and Regulations so allow.

12.19 EFFECTIVENESS

This Contract shall become effective immediately upon the signatures of the duly authorized representatives of the Parties hereto, unless otherwise stipulated by the applicable Laws and Regulations.

As witness this Contract is entered into by the Parties, acting through their duly authorized representatives, and is affixed by their respective corporate seals as of the date first above written.

[NO CONTENTS BELOW]

[EXECUTION PAGE]

SHANGHAI WAIGAOQIAO FREE TRADE ZONE XIN DEVELOPMENT CO., LTD
(CORPORATE SEAL)
Authorized Representative

/s/ Authorized Representative (In Chinese)
------------------------------------------
Name:
Title:

AMKOR ASSEMBLY & TEST (SHANGHAI) CO., LTD. (CORPORATE SEAL)
Authorized Representative

/s/  Laura Liu Chenyang
---------------------------
Name:  LAURA LIU CHENYANG.
Title: VP of Fin & HR, AATS

ANNEX 1     FLOOR PLAN, CONSTRUCTION STRUCTURE AND FACILITIES AND PERMANENT
                       INFRASTRUCTURE OF THE PREMISES

1.    Description of the Premises

2.    Floor Plan

3.    Description of Permanent Infrastructure surrounding the Redline of
      Premises

                      ANNEX 2 INITIAL TITLE TO THE PREMISES

                     ANNEX 3 MATERIALS TO BE PROVIDED BY XIN

XIN shall, at the time of delivery of Materials to be Provided by XIN, give AMKOR a letter stating that 1) XIN's representations and warranties under this Contract are true, valid and enforceable under the Laws and Regulations; 2) XIN has complied and will comply with the relevant provisions of this Contract.

AMKOR shall, at the time of acceptance of Materials to be Provided by XIN, give XIN a letter stating that 1) AMKOR's representations and warranties under this Contract are true, valid and enforceable under the Laws and Regulations; 2) AMKOR has complied and will comply with the relevant provisions of this Contract.

                   ANNEX 4 DELIVERY AND ACCEPTANCE CERTIFICATE

This Certificate hereby certifies that:

1. XIN has delivered and AMKOR has accepted the Premises under this Contract on ___,___, 2004.

2. XIN has delivered the premises in accordance with the relevant provisions and annexes of this Contract, unless otherwise stated in this Certificate.

3. AMKOR has accepted the Premises and acknowledged that the Premises has met the criteria or requirements set by the relevant provisions of this Contract.

XIN:

     By: _________

     Date: _______

AMKOR:

     By: _________

     Date: _______

                             ANNEX 5 REIMBURSEMENTS

                                ANNEX 6 CONTRACTS

                           ANNEX 7 INCOMPLETE PROJECT

                ANNEX 8 PLANNING INDEXES AND LAND USE CONDITIONS

                        ANNEX 9 STANDBY LETTER OF CREDIT

[to be provided by bank]

    LETTER OF CREDIT KEY POINTS TO BE INSERTED INTO THE FORM PROVIDED BY BANK

The principal terms and conditions of the Letter of Credit, to be included in the issuing bank, Bank of China's standard letter of credit form, are:

ISSUER:                 Shanghai Waigaoqiao Free Trade Zone XIn Development Co.,
                        Ltd.("XIN").

BENEFICIARY:            Amkor Assembly & Test (Shanghai) Co., Ltd. ("AMKOR").

TYPE:                   Standby irrevocable letter of credit

TERM:                   Seventy-seven (77) days.

LC AMOUNT:              The total of the Premises Price and the Maintenance
                        Fee as defined in the Sales Contract of Commodity
                        Premises between AMKOR and XIN dated __, 2004
                        (the: "CONTRACT").

EFFECTIVE DATE:         The Letter of Credit shall be effective from and the
                        Term of the Letter of Credit and shall commence on the data on which XIN's Bank, set out in the Contract, confirming its receipt of AMKOR's telegraphic transfer of the total of the Premises Price and the Maintenance
                        Fee.

DRAWDOWN PERIOD:        Commencing from the 71" day of the Term through the end
                        of the Term, both days inclusive.

DRAWDOWN CONDITIONS:

                        (1) If the Issuing Bank has not received an authentic, notarized letter from XIN confirming that the AMKOR Title (as defined in the Contract) has been issued to AMKOR by the seventieth (70th) of the Effective Date: and

                        (2) AMKOR Issues a letter to the Issuing Bank confirming that it has not been issued with the AMKOR Title by the seventieth (70th) day of the Effective Date.

NO FINANCING PURPOSE:   The Letter of Credit shall not be used by AMKOR for any
                        financing purpose.

                  ANNEX 10 WAIVER OF THE RIGHT OF FIRST REFUSAL

To:    Shanghai Waigaoqiao Free Trade Zone Xin Development Co., Ltd.

To whom it may concern:

As of the date set forth hereunder, INPAC hereby agrees that it has irrevocably waived its right of first refusal under the Lease Contract with XIN or at law in respect of the sale of the Premises, under the same terms and conditions agreed upon between XIN and AMKOR with regard to the sale of the Premises.

IBM INTERCONNECT PACKAGING SOLUTIONS (SHANGHAI) CO., LTD.:
(Corporate seal)

By: ________________________________
    Alejo Yao   General Manager

Date: ______________________________